Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CORTELCO SYSTEMS HOLDING CORP.

AND

EON COMMUNICATIONS CORPORATION

Dated as of June 1, 2004

Table of Contents

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Table of Contents

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		Page
9.8	Governing Law	23

9.9	Table of Contents and Headings	23

9.10	Notices	23

9.11	Severability	24

9.12	Binding Effect; Assignment	24

9.13	Counterparts	24

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 1, 2004 (the “Agreement”), by and between eOn Communications Corporation, a Delaware corporation (“Purchaser”) and Cortelco Systems Holding Corp., a Delaware corporation (the “Selling Stockholder”).

W I T N E S S E T H:

WHEREAS, the Selling Stockholder owns 100 shares of common stock (the “Company Shares”) of Cortelco China Corp., a California corporation (the “Company”), which Company Shares constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Selling Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholder, the Company Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF COMPANY SHARES

1.1 Sale and Purchase of Company Shares. Upon the terms and subject to the satisfaction or waiver of the conditions contained herein, on the Closing Date the Selling Stockholder shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Selling Stockholder, the Company Shares.

ARTICLE II.

PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price. Subject to adjustments as provided in Section 2.3, the aggregate purchase price for the Company Shares shall be One Million Two Hundred Eighty Five Thousand Dollars ($1,285,000.00) (the “Purchase Price”), payable in eOn Shares, with the value of such eOn Shares calculated based upon the average closing price of eOn Shares for thirty (30) trading days ending on the Business Day prior to the Closing Date, as reported by The Nasdaq Stock Market, Inc.

2.2 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall pay to the Selling Stockholder Twenty-Five (25%) of the Purchase Price by issuing eOn Shares to the Purchaser in an amount such that the aggregate value of the eOn Shares is Three Hundred Twenty One Thousand Two Hundred Fifty Dollars ($321,250.00), calculated in accordance with Section 2.1 of this Agreement.

(b) Not later than fifteen (15) days after the end of the Measurement Quarter in which Cumulative China Revenues exceed One Million Dollars ($1,000,000.00) (the “Excess Revenues”), the Purchaser shall pay to the Selling Shareholder the percentage of the Purchase Price equal to the percentage that the Excess Revenues comprise of Four Million Dollars ($4,000,000.00) (the “Annual Revenue Target”). Not later than fifteen (15) days after the end of each subsequent Measurement Quarter, the Purchaser shall pay to the Selling Shareholder the percentage of the Purchase Price equal to the percentage that China Revenues for each such quarter comprise of the Annual Revenue Target.

2.3 Adjustment of Purchase Price.

(a) In the event Cumulative China Revenues do not equal or exceed the Annual Revenue Target at the end of the Annual Measurement Period, the Purchase Price shall be reduced by the percentage equal to the percentage that the Cumulative China Revenue Shortfall comprises of the Annual Revenue Target; provided, however, that the Purchase Price shall not be reduced below Three Hundred Twenty One Thousand Two Hundred and Fifty Dollars ($321,250.00).

(b) In the event Cumulative China Revenues equal or exceed Five Million Dollars ($5,000,000.00) at the end of the Annual Measurement Period, the Purchaser will pay to the Selling Shareholder an additional Two Hundred Twenty Five Thousand Dollars ($225,000.00) (the “Additional Payment”), payable, at Purchaser’s option, either by wire transfer of immediately available funds or eOn Shares, with the value of such eOn Shares calculated based upon the average closing price of eOn Shares for thirty (30) trading days ending on the Business Day prior to the date that is one year after Closing Date, as reported by The Nasdaq Stock Market, Inc. The Additional Payment will be made within fifteen (15) days after the end of the Annual Measurement Period.

(c) In the event Cortelco Shanghai pays a dividend to the Company after the Closing Date and prior to one year after the Closing Date (the “Cortelco Shanghai Dividend”), the Purchaser will pay a cash payment to the Selling Shareholder equal to the amount of the Cortelco Shanghai Dividend, payable by check or wire transfer of immediately available funds, within fifteen (15) days of receipt by the Company of the Cortelco Shanghai Dividend.

(d) In the event the calculation of the payment of any installment of the Purchase Price pursuant to this Agreement results in the payment of a fraction of an eOn Share, the payment shall be adjusted upward to the nearest whole eOn Share.

2.4 Reporting of Cumulative China Revenues; Resolution of Disagreements

(a) As promptly as practicable, but no later than fifteen (15) days after the end of each Measurement Quarter during the Annual Measurement Period, Purchaser shall cause to be prepared and delivered to the Selling Stockholder a worksheet, setting forth Purchaser’s calculation of the China Revenues for the Measurement Quarter, the Cumulative China Revenues, and the number of additional eOn Shares, if any, due to the Selling Stockholder based upon such calculation (the “Revenue Calculation Worksheet”).

(b) If the Selling Stockholder disagrees with Purchaser’s calculation delivered pursuant to Section 2.4(a), the Selling Stockholder may, within fifteen (15) days after delivery of the Revenue Calculation Worksheet, deliver a notice to Purchaser disagreeing with such calculation and setting forth the Selling Stockholder’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Selling Stockholder disagrees and, except to the extent that other items or amounts are integrally related to those in dispute, the Selling Stockholder shall be deemed to have agreed with all other items and amounts contained in the Revenue Calculation Worksheet delivered pursuant to Section 2.4(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.4(b), Purchaser and the Selling Stockholder shall, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of China Revenues for the Measurement Quarter or the Cumulative China Revenues, which amounts shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 2.4(a) nor more than the amount thereof shown in the Selling Stockholder’s calculation delivered pursuant to Section 2.4(b). If, during such period, Purchaser and the Selling Stockholder are unable to reach such agreement, they shall promptly thereafter cause BDO Seidman, LLP or, if such firm shall fail or refuse to serve in such capacity, another firm of certified public accountants selected by the parties hereto in accordance with the rules of the American Arbitration Association (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the China Revenues for the Measurement Quarter and the Cumulative China Revenues (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Revenue Calculation Worksheet and the Selling Stockholder’s calculation of China Revenues for the Measurement Quarter and Cumulative China Revenues as to which the Selling Stockholder has disagreed and any other items or amounts that are integrally related thereto. The Accounting Referee shall deliver to Purchaser and the Selling Stockholder, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and the Selling Stockholder. The cost of such review and report shall be borne equally by Purchaser, on the one hand, and the Selling Stockholder, on the other.

(d) Purchaser and the Selling Stockholder shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Revenue Calculation Worksheet and the calculation of China Revenues for the Measurement Quarter and the Cumulative China Revenues and in the conduct of the review referred to in this Section 2.4, including, without limitation, making available, to the extent necessary, books, records, work papers and personnel.

(e) Within three Business Days after the China Revenues for the Measurement Quarter and the Cumulative China Revenues have been determined pursuant to this Section 2.4, Purchaser shall pay the amount of any increase in Purchase Price as determined pursuant to Section 2.2 and 2.3 to the Selling Stockholder.

2.5 Buy-Sell Option.

(a) If Cumulative China Revenues accrued during the Annual Measurement Period are less than Two Million Dollars ($2,000,000.00), the Purchaser shall have the option to require the Selling Shareholder to repurchase the Company Shares and the Selling Shareholder shall have the option to require that the Purchaser sell the Company Shares to the Selling Shareholder in consideration of the Repurchase Price. The Repurchase Price shall be calculated as follows: the Purchase Price, as adjusted pursuant to Section 2.3 of this Agreement, less One Hundred Thousand Dollars ($100,000.00).The party seeking to exercise the option shall deliver notice to the other party within thirty (30) days after the end of the Annual Measurement Period, and the parties will use their commercially reasonable efforts to complete the transfer of the Company Shares in a reasonable period of time after the option is exercised.

(b) If there is a Change in Control of Purchaser within two years after the Closing Date, the Purchaser shall have the option to require the Selling Shareholder to repurchase the Company Shares in consideration of the Repurchase Price. The Purchase shall deliver notice to the Selling Shareholder of its exercise of the option prior to the Change in Control, and the parties shall use their commercially reasonable efforts to complete the transfer of the Company Shares in a reasonable period of time after the option is exercised.

(c) The Selling Shareholder may elect to pay the Repurchase Price either by payment to the Purchaser by wire transfer of immediately available funds or by transfer of eOn Shares, with the value of such eOn Shares calculated based upon the higher of (i) the average closing price of eOn Shares for thirty (30) trading days ending on the Business Day prior to the Closing Date, as reported by the Nasdaq Stock Market, Inc. and (ii) the average closing price of eOn Shares for thirty (30) trading days ending on the Business Day prior to the date the Company Shares are repurchased, as reported by the Nasdaq Stock Market, Inc..

(d) The repurchase of the Company Shares shall be conditioned upon the Purchaser having good title to the Company Shares, free and clear of all Liens, and the legal authorization to transfer the Company Shares to the Selling Shareholder. The transfer of the eOn Shares shall be conditioned upon the Selling Shareholder having good title to the eOn Shares, free and clear of all Liens, and the legal authorization to transfer the eOn Shares to the Purchaser.

ARTICLE III.

CLOSING AND TERMINATION

3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Article VII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Company Shares provided for in Section 1.1 hereof (the “Closing”) shall take place at 10:00 a.m. (Eastern Standard Time) at the offices of the Purchaser on such date as the parties may designate in writing, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those terms). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Selling Stockholder or Purchaser on or after June 30, 2004 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of the Selling Stockholder and Purchaser;

(c) by written notice from Purchaser to the Selling Stockholder if any Material Adverse Change has occurred with respect to the Company;

(d) by the Selling Stockholder, if there shall have been a material breach of any representation, warranty, covenant or other agreement on the part of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.2(a) or 7.2(b), as applicable, and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Selling Stockholder; or

(e) by Purchaser if there shall have been a material breach of any representation, warranty, covenant or other agreement on the part of the Selling Stockholder set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.1(a) or 7.1(b), as applicable, and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Selling Stockholder of notice of such breach from Purchaser.

3.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Selling Stockholder, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Company Shares hereunder shall be abandoned, without further action by Purchaser or the Selling Stockholder.

3.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Company or the Selling Stockholder; provided, however, that nothing in this Section 3.4 shall relieve Purchaser or the Selling Stockholder of any liability for a breach of this Agreement prior to termination.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder hereby represents and warrants to Purchaser that:

4.1 Authorization of Agreement. The Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this

Agreement, the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Selling Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 Conflicts; Consents of Third Parties.

(a) The execution and delivery by the Selling Stockholder of this Agreement and the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Selling Stockholder with any of the provisions hereof or thereof will not conflict with, or result in any violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Selling Stockholder or the Company to make any payment under (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company, Cortelco Shanghai, or any Subsidiary; (ii) any Contract, or Permit to which the Company, Cortelco Shanghai, or any Subsidiary is a party or by which any of the properties or assets of the Company, Cortelco Shanghai, or any Subsidiary are bound; (iii) any statute, rule, regulation or Order of any Governmental Body applicable to the Company, Cortelco Shanghai, or any Subsidiary or any of the properties or assets of the Company, Cortelco Shanghai, or any Subsidiary or any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Selling Stockholder, the Company, or Cortelco Shanghai in connection with the execution and delivery of this Agreement or the Selling Stockholder Documents, or the compliance by the Selling Stockholder with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by the Selling Stockholder of any other action contemplated hereby.

4.3 Ownership and Transfer of Company Shares. The Selling Stockholder is the record and beneficial owner of the Company Shares, free and clear of any and all Liens. The Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will convey to Purchaser good title to such Company Shares, free and clear of any and all Liens.

4.4 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of the Company Shares, all of which are issued and outstanding. The Company Shares constitute the only issued and outstanding shares of capital stock of the Company and are duly authorized for issuance, validly issued, fully paid and non-assessable.

(b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Selling Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Selling Stockholder nor the Company is a party to any voting trust or other voting agreement with respect to any of the Company Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of any capital stock of the Company.

4.6 Investment Intention. The Selling Stockholder is acquiring the eOn Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act. The Selling Stockholder understands that the eOn Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7 Cortelco Shanghai. Schedule 4.7 sets forth the names of the holders of ownership interests in Cortelco Shanghai and their respective ownership percentages. The Company’s ownership interest in Cortelco Shanghai reflected on Schedule 4.7 has been validly issued, fully paid and non-assessable. The Company is the record and beneficial owner of the interests reflected on Schedule 4.7, and all such interests represented as being owned by Company are owned by it free and clear of any and all Liens.

4.8 Corporate Records. The Company has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.

4.9 No Liabilities. The Company has no indebtedness, obligations or Liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due).

4.10 Taxes. All Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes due and owing by or on behalf of the Company have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in their books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods prior to Closing under all applicable Laws. There are no liens as a result of any Taxes upon any of the assets of the Company.

4.11 Company Assets. The Company’s only asset is its ownership interest in Cortelco Shanghai, as reflected on Schedule 4.7.

4.12 Material Contracts. Schedule 4.12 sets forth a list of all Contracts to which the Company is a party or by which it is bound. There have been made available to Purchaser, and its representatives true and complete copies of all of the Contracts together with all amendments, modifications or supplements thereto. All of the Contracts are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has performed in all material respects and, to the knowledge of the Selling Stockholder, the other parties thereto have performed in all material respects all obligations required to be performed under the Contracts. The Company is not in default under any Contract, nor, to the knowledge of the Selling Stockholder, is any other party to any Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Contracts has exercised any termination rights with respect thereto.

4.13 Employees. The Company has no employees nor any “employee benefit plans” as defined in Section 3(3) of ERISA.

4.14 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Selling Stockholder, threatened against the Company, or to which the Selling Stockholder or the Company is otherwise a party, before any Governmental Body; nor to the knowledge of the Selling Stockholder is there any reasonable basis for any such Legal Proceeding. The Company is not subject to any Order.

4.15 Compliance with Laws; Permits. The Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. The Company has not received any notice or been charged with the violation of any Laws. To the knowledge of the Selling Stockholder, the Company is not under investigation with respect to the violation of any Laws and, to the knowledge of the Company or the Selling Stockholder, there are no facts or circumstances which could form the basis for any such violation.

4.16 Disclosure. This Agreement and the Selling Stockholder Documents and their respective schedules and exhibits delivered by or on behalf of the Selling Stockholders hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of the Selling Stockholder contained in this Agreement or in any of the Selling Stockholder Documents and no written statement made by or on behalf of the Selling Stockholder to Purchaser pursuant to this Agreement or any of the Selling Stockholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Stockholder that:

5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement and of Purchaser Documents, consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4 Capitalization.

(a) The authorized capital stock of Purchaser consists solely of (i) 50,000,000 shares of eOn Common Stock, of which 12,648,929 shares were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of eOn Preferred Stock, of which no shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of eOn Capital Stock are, and, all of the eOn Shares to be issued in exchange for the Company Shares, when issued in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under applicable Law and the Purchaser’s Certificate of Incorporation and Bylaws. None of the outstanding shares of Parent Capital Stock has been, and none of the eOn Shares to be issued in exchange for the Company Shares will be, issued in violation of any preemptive rights of any Person. As of the date hereof and as of the Closing Date, none of the issued and outstanding shares of Parent Capital Stock has been or will have been issued in violation of any applicable Laws.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or obtain substantial damages in connection with the consummation of the transactions contemplated hereby.

5.6 Investment Intention. Purchaser is acquiring the Company Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act. Purchaser understands that the Company Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE VI.

COVENANTS

6.1 Access to Information. The Selling Stockholder agrees that, prior to the Closing Date, it shall cause the Company and Cortelco Shanghai to permit Purchaser, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and Cortelco Shanghai and such examination of the books, records and financial condition of the Company and Cortelco Shanghai as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Selling Stockholder shall cooperate, and shall cause the Company and Cortelco Shanghai to cooperate, fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Selling Stockholder contained in this Agreement or the Selling Stockholder Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and Cortelco Shanghai, the Selling Stockholder shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and Cortelco Shanghai to cooperate fully with such representatives in connection with such review and examination.

6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not unreasonably be withheld), the Selling Stockholder shall cause the Company and Cortelco Shanghai to:

(i) conduct the respective businesses of the Company and Cortelco Shanghai only in the Ordinary Course of Business;

(ii) use their best efforts to (A) preserve their present business operations, organization and goodwill of the Company and Cortelco Shanghai and (B) preserve their present relationship with Persons having business dealings with the Company and Cortelco Shanghai;

(iii) maintain (A) all of the assets and properties of the Company and Cortelco Shanghai in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and Cortelco Shanghai in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(iv) comply in all material respects with applicable laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, the Selling Stockholder shall cause the Company and its Subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amend the certificate of incorporation or by-laws of the Company;

(v) incur or assume any Indebtedness;

(vi) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company;

(vii) introduce any material change with respect to the operation of the Company or Cortelco Shanghai; or

(viii) permit the Company or Cortelco Shanghai to enter into any transaction or to make or enter into any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business.

6.3 SEC Reports. The Purchaser covenants that it shall, for a period of three years after the Closing Date, file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated by the Securities and Exchange Commission as the same are presently in effect will be met in the event the Selling Shareholder desires to transfer any of the eOn Shares issued to the Selling Stockholder pursuant to this Agreement under the provisions of Rule 144 of the Securities Act.

6.4 Further Assurances. The Selling Stockholder and Purchaser shall use its commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 Publicity. Neither the Selling Stockholder nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or the Selling Stockholder, disclosure is otherwise required by applicable Law or the rules of any securities exchange or quotation system upon which a party’s shares are listed or quoted, provided that, to the extent required by applicable Law or the rules of any exchange or quotation system, the party intending to make such release shall use its best efforts consistent with such applicable Law and rules to consult with the other party with respect to the text thereof.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Selling Stockholder qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) the Company and the Selling Stockholder shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof;

(d) the Selling Stockholder shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Company Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank;

(e) there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Change;

(f) the Selling Stockholder shall have delivered, or caused to be delivered, to Purchaser a certificate of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of California and for each state in which the Company is qualified to do business as a foreign corporation;

(g) Wunderlich Securities, Inc. shall have delivered a written opinion to the Purchaser, stating that, in its opinion, the transactions contemplated by this Agreement are fair to the Purchaser..

(h) the Selling Stockholder shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser shall reasonably request.

7.2 Conditions Precedent to Obligations of the Selling Stockholder. The obligations of the Selling Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Selling Stockholder in whole or in part to the extent permitted by applicable law):

(a) the representations and warranties of Purchaser qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing; and

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) the Selling Stockholder shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Selling Stockholder) executed by the Chief Executive Officer and Chief Financial Officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

(d) Purchaser shall have delivered, or caused to be delivered, to the Selling Stockholder eOn Shares representing the portion of the Purchase Price due on the Closing Date in accordance with Section 2.2(a) hereof; and

(e) the Purchaser shall have delivered, or caused to be delivered, to the Selling Stockholder such other documents as the Selling Stockholder shall reasonably request.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations, warranties, and covenants of the parties contained in Articles IV, V and VI of this Agreement shall survive the Closing through and including the second anniversary of the Closing Date; (the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2 Indemnification.

(a) Subject to Section 8.1 hereof, the Selling Stockholder hereby agrees to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of the Selling Stockholder set forth in this Agreement or in any Selling Stockholder Document, to be true and correct in all respects the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Stockholder under this Agreement or any Selling Stockholder Document; and

(iii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Subject to Sections 8.1, Purchaser hereby agrees to indemnify and hold the Selling Stockholder and its Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

8.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 8.2 hereof, the indemnified party shall promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim and the indemnifying party shall reimburse the indemnified party for the expenses of defending such claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the Claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the losses of the indemnified party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable Claim. If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other Claims of the indemnified party with respect to such indemnifiable Claim.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, in the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and, the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE IX.

MISCELLANEOUS

9.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

“Accounting Referee” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Additional Payment” shall have the meaning set forth in Section 2.3 hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

“Annual Measurement Period” shall mean the period commencing on commencement of the initial Measurement Quarter and ending on the last day of the fourth subsequent Measurement Quarter.

“Annual Revenue Target” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

“Agreement” shall have the meaning ascribed to such term in the recitals hereof.

“Business Day” means any day of the year on which national banking institutions in the United States are open to the public for conducting business and are not required or authorized to close.

“Change in Control” means any of the following events:

(i) any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Purchaser representing 25% or more of the combined voting power of the Purchaser’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board of Directors of Purchaser shall have approved the acquisition of such securities by the acquiring person;

(ii) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Purchaser cease for any reason to constitute at least a majority of the Board of Directors of the Purchaser, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Purchaser in office immediately prior to such cessation;

(iii) the Purchaser is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Purchaser are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Purchaser immediately prior to such transaction;

(iv) the Purchaser in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Purchaser immediately prior to such sale; or

(v) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“China Revenues” shall mean the revenues generated by the Purchaser through sales directly to customers in China, excluding sales to Cortelco Shanghai, plus sales of eOn products by Cortelco Shanghai to customers in China.

“Claim” shall have the meaning ascribed to such term in Section 8.3 hereof.

“Closing” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to such term in the recitals hereof.

“Company Shares” shall have the meaning ascribed to such term in the recitals hereof.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Cortelco Shanghai” means Cortelco Shanghai Telecom Equipment Co., Ltd., a joint venture company located in Shanghai.

‘Cortelco Shanghai Dividend” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Cumulative China Revenues” shall mean the China Revenues generated by the Purchaser from the commencement date of the Annual Measurement Period up until the date in which the China Revenues are being calculated.

“Cumulative China Revenue Shortfall” shall mean the Annual Revenue Target less the Cumulative China Revenues.

“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the business of the Company and its Subsidiaries in each case whether or not in electronic form.

“eOn Capital Stock” shall mean all authorized shares of capital stock of the Purchaser, as reflected in the Purchaser’s Certificate of Incorporation.

“eOn Common Stock” shall mean all authorized shares of common stock of the Purchaser, as reflected in the Purchaser’s Certificate of Incorporation.

“eOn Preferred Stock” shall mean all authorized shares of preferred stock of the Purchaser, as reflected in the Purchaser’s Certificate of Incorporation.

“eOn Shares” shall mean the shares of eOn Common Stock to be issued to the Selling Stockholder in consideration of the purchase of the Company Shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Revenues” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Expenses” shall have the meaning ascribed to such term in Section 8.2 hereof.

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” shall have the meaning ascribed to such term in Section 8.2 hereof.

“Material Adverse Change” means any fact, event, change, circumstance or occurrence which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the value of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the ability of the Selling Stockholder to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Selling Stockholder Documents.

“Measurement Quarter” shall mean each of four three month periods, with the first measurement quarter commencing the day after the Closing Date and ending on the last day of the third month after the commencement of the first measurement quarter, the second measurement quarter commencing the day after the expiration of the first measurement quarter and ending on the last day of the third month after the commencement of the second measurement quarter, the third measurement quarter commencing the day after the expiration of the second measurement quarter and ending on the last day of the third month after the commencement of the third measurement quarter, and the fourth measurement quarter commencing the day after the expiration of the third measurement quarter and ending on the last day of the third month after the commencement of the third measurement quarter.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary and usual course of day to day operations of the business as conducted prior to the Closing.

“Outstanding Indebtedness” shall mean indebtedness for borrowed money, any other debt to banks, financial institutions or stockholders and equipment lease obligations but shall not include accounts payable, salary accruals and other ordinary course operating liabilities.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchaser” shall have the meaning ascribed to such term in the recitals hereof.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Purchaser Documents” shall have the meaning ascribed to such term in Section 5.2 hereof.

“Purchaser Indemnified Party” shall have the meaning ascribed to such term in Section 8.2 hereof.

“Repurchase Price” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Revenue Calculation Worksheet” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder Documents” shall have the meaning ascribed to such term in Section 4.1 hereof.

“Selling Stockholder” shall have the meaning ascribed to such term in the recitals hereof.

“Company Shares” shall have the meaning ascribed to such term in the recitals hereof.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Survival Period” shall have the meaning ascribed to such term in Section 8.1 hereof.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, duties or other similar assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and customs duties, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

The term “knowledge” means the knowledge, after due inquiry, of the officers and directors of the respective party.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Selling Stockholder.

9.3 Expenses. Except as otherwise provided in this Agreement, the Selling Stockholder and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses. Selling Stockholder and Purchaser shall each pay 50% of the cost of securing a Certificate of Good Standing from the state of California with respect to the Company; provided that such cost does not exceed $15,000 in total.

9.4 Specific Performance. The parties acknowledge and agree that the breach of this Agreement by one party would cause irreparable damage to the other party and that the one party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including, without limitation, the Selling Stockholder’s obligation to sell the Company Shares to Purchaser and the Purchaser’s obligation to purchase the Company Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5 Further Assurances. The Selling Stockholder and Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.11.

9.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Selling Stockholder, to:	Cortelco Systems Holding Corp.
1703 Sawyer Road
Corinth, MS 38834
Attn: Jim Hopper, President
Facsimile: (662)287-3889

If to Purchaser, to:	eOn Communications Corporation
4105 Royal Drive NW
Suite 100
Kennesaw, GA 30144
Attn: Steve Bowling, Chief Financial Officer
Facsimile: (770)423-2228
With a copy to:
Baker, Donelson, Bearman, Caldwell & Berkowitz
165 Madison Avenue, Suite 2000
Memphis, TN 38104
Attn: Jackie G. Prester
Facsimile: (901)577-0762

9.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Company Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: EON COMMUNICATIONS CORPORATION

By:	/s/ Stephen R. Bowling
Name:	Stephen R. Bowling
Title:	VP – Chief Financial Officer

SELLING STOCKHOLDER: CORTELCO SYSTEMS HOLDING CORP.

By:	/s/ James W. Hopper
Name:	James W. Hopper
Title:	President